Exhibit 99.1

Media Contact:	Investor Contact:
Jennifer Butler	Alan Quan
VP, Media Relations	VP, Investor Relations
213.745.0420	213.745.0541

HERBALIFE REPORTS THIRD QUARTER 2016 WORLDWIDE VOLUME GROWTH OF 6%, BEATS BOTH REPORTED AND ADJUSTED THIRD QUARTER EPS GUIDANCE AND RAISES FULL YEAR 2016 EPS GUIDANCE

•	Third quarter 2016 reported diluted EPS of $1.01 and adjusted[1] diluted EPS of $1.21, which both include a $0.21 negative impact due to currency fluctuations.

•	Third quarter 2016 volume points increased 6% compared to the third quarter 2015.

•	Third quarter 2016 reported net sales of $1.1 billion increased 2% and 5% on an as reported and constant currency basis, respectively, compared to the prior year period.

•	Full year 2016 GAAP diluted EPS guidance in a range of $2.77 to $2.97, an increase from the previous range of $2.30 to $2.60. Full year 2016 adjusted[1] diluted EPS guidance in a range of $4.65 to $4.85; an increase from the previous range of $4.50 to $4.80.

•	Provides initial full year 2017 volume point guidance range of 2% to 5% growth and initial full year 2017 GAAP diluted and adjusted[1] diluted EPS guidance in a range of $3.95 to $4.35 and $4.60 to $5.00, respectively.

1 Adjusted net income and adjusted diluted EPS are both non-GAAP measure and, for the purposes of 2016 results and guidance, exclude the impact of expenses relating to challenges to the company’s business model, regulatory inquiries, expenses related to the recovery of re-audit expenses, award amount in connection with the re-audit, the impact of non-cash interest costs associated with the company’s convertible notes, regulatory settlements, costs related to the FTC settlement implementation and China grant income. Adjusted diluted EPS, for the purposes of 2017 guidance, excludes the impact of expenses relating to challenges to the company’s business model, the impact of non-cash interest costs associated with the company’s convertible notes and costs related to the FTC settlement implementation. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of adjusted net income to net income calculated in accordance with GAAP and a reconciliation of adjusted diluted EPS to diluted EPS calculated in accordance with GAAP and a discussion of why we believe these non-GAAP measures are useful.

LOS ANGELES, November 1, 2016 – Herbalife Ltd. (NYSE: HLF) reported third quarter 2016 volume growth of 6% and net sales of $1.1 billion, reflecting an increase of 2%, each compared to the prior year period. Third quarter net sales, excluding the impact of currency, grew by 5%. On a reported basis, third quarter 2016 net income was $87.7 million, or $1.01 per diluted share, compared to net income of $93.6 million or $1.09 per diluted share for the third quarter in 2015. Adjusted1 earnings for the quarter were $1.21 per diluted share compared to $1.262 per diluted share for the comparable quarter in 2015. Due to currency fluctuations, third quarter 2016 reported and adjusted1 net income were each negatively impacted by $17.9 million, and reported diluted EPS and adjusted1 diluted EPS were each negatively impacted by $0.21.

For the full year 2016, diluted and adjusted1 diluted EPS guidance is now in a range of $2.77 to $2.97 and $4.65 to $4.85, an increase from the previous ranges of $2.30 to $2.60 and $4.50 to $4.80, respectively.

For the full year 2017, the company is providing initial volume guidance in the range of 2% to 5% growth and initial full year 2017 GAAP diluted and adjusted1 diluted EPS guidance in the range of $3.95 to $4.35 and $4.60 to $5.00, respectively, which each include a $0.15 headwind due to the expected unfavorable impact of currency fluctuations.

Michael O. Johnson, chairman and CEO of Herbalife, stated, “We delivered another strong quarter with 6% growth in worldwide volume and relentless management of expenses which contributed to our exceeding the high end of third quarter EPS guidance.”

In a separate press release this afternoon, the Company announced its CEO transition plan that will go into effect in June of 2017. The press release can be found here http://ir.Herbalife.com.

2 Prior year amounts have been updated for comparative purposes to adjust for China grant income recognized in 2015. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of adjusted net income to net income calculated in accordance with GAAP and a reconciliation of adjusted diluted EPS to diluted EPS calculated in accordance with GAAP and a discussion of why we believe these non-GAAP measures are useful.

Third Quarter and 2016 Key Metrics[3,4]

Regional Volume Point and Average Active Sales Leader Metrics

	Volume Points (Mil)		Average Active Sales Leaders
Region	3Q ‘16	Yr/Yr % Chg	3Q ‘16	Yr/Yr % Chg
North America	311.6	9%	81,035	5%
Asia Pacific	275.9	7%	76,315	-1%
EMEA	252.0	15%	84,125	13%
Mexico	234.5	13%	68,380	6%
South & Central America	161.1	-15%	56,025	-8%
China	153.2	2%	31,719	23%
Worldwide Total	1,388.3	6%	383,274	4%

Regional Net Sales and Foreign Exchange (“FX”) Impact

Region	Reported Net Sales 3Q ‘16 (mil)	Growth/Decline including FX	Growth/Decline excluding FX
North America	$241.0	10%	10%
Asia Pacific	$231.4	3%	1%
EMEA	$201.6	10%	15%
Mexico	$112.8	-1%	14%
South & Central America	$121.0	-12%	-9%
China	$214.2	-5%	1%
Worldwide Total	$1,122.0	2%	5%

3 Supplemental tables that include additional business metrics can be found at http://www.ir.herbalife.com.

4 Worldwide Average Active Sales Leaders may not equal the sum of the Average Active Sales Leaders in each region due to the calculation being an average of Sales Leaders active in a period, not a summation, and the fact that some are active in more than one region but are counted only once in the worldwide amount.

Outlook

Based on current business trends the company’s fourth quarter 2016 and full year 2017 guidance are as follows:

	Three Months Ending December 31, 2016		Twelve Months Ending December 31, 2016
	Low	High	Low	High
Volume Point Growth vs 2015	(1.5%)	2.5%	4.5%	5.5%
Net Sales Growth vs 2015	(2.5%)	1.5%	1.0%	2.0%
Diluted EPS	$0.90	$1.10	$2.77	$2.97
Adjusted(a) Diluted EPS	$0.80	$1.00	$4.65	$4.85
Cap Ex ($ millions)	$33.0	$43.0	$145.0	$155.0
Effective Tax Rate	25.0%	28.0%	28.0%	30.0%
Adjusted Effective Tax Rate	27.5%	30.5%	28.5%	30.5%
Currency Adjusted(b) Net Sales Growth vs 2015	(0.5%)	3.5%	6.3%	7.3%
Currency Adjusted(b) Diluted EPS	$0.92	$1.12	$5.61	$5.81

	Twelve Months Ending December 31, 2017
	Low	High
Volume Point Growth vs 2016	2.0%	5.0%
Net Sales Growth vs 2016	3.5%	6.5%
Diluted EPS (c)	$3.95	$4.35
Adjusted(a) Diluted EPS	$4.60	$5.00
Cap Ex ($ millions)	$130.0	$160.0
Effective Tax Rate (c)	27.5%	29.5%
Currency Adjusted Net Sales Growth vs 2016	3.9%	6.9%
Currency Adjusted Diluted EPS	$4.75	$5.15

(a) Adjusted net income and adjusted diluted EPS are both non-GAAP measure and, for the purposes of 2016 results and guidance, exclude the impact of expenses relating to challenges to the company’s business model, regulatory inquiries, expenses related to the recovery of re-audit expenses, award amount in connection with the re-audit, the impact of non-cash interest costs associated with the company’s convertible notes, regulatory settlements, costs related to the FTC settlement implementation and China grant income. Adjusted diluted EPS, for the purposes of 2017 guidance, excludes the impact of expenses relating to challenges to the company’s business model, the impact of non-cash interest costs associated with the company’s convertible notes and costs related to the FTC settlement implementation. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of adjusted net income to net income calculated in accordance with GAAP and a reconciliation of adjusted diluted EPS to diluted EPS calculated in accordance with GAAP and a discussion of why we believe these non-GAAP measures are useful.

(b) Excludes the impact of Venezuela price increases tied to FX rate movements

(c) Excludes any ongoing tax effects from the exercise of equity awards that could impact our tax rate beginning fiscal year 2017 due to a recently issued stock compensation accounting standard.

Forward guidance is based on the average daily exchange rates of the first two weeks of October.

Adjusted1 diluted EPS guidance for the fourth quarter 2016 includes a projected currency headwind of approximately $0.12 per diluted share versus the fourth quarter of 2015.

Full year 2016 adjusted1 diluted EPS guidance includes a projected currency headwind of approximately $0.96 per diluted share, compared to 2015, which is $0.06 higher than the headwind included in the guidance the company provided a quarter ago.

Full year 2017 adjusted1 diluted EPS guidance includes a projected currency headwind of approximately $0.15 per diluted share, compared to 2016.

The Herbalife Investor Relations website contains a significant amount of financial and other information about the company at http://ir.herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

Third Quarter 2016 Earnings Conference Call

Herbalife senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Tuesday, November 1, 2016, at 2:30 p.m. PT (5:30 p.m. ET).

The dial-in number for this conference call for domestic callers is (877) 317-1296, and (706) 634-5671 for international callers (conference ID 82701587). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company’s website at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID 82701587). The webcast of the teleconference will be archived and available on Herbalife’s website.

About Herbalife Ltd.

Herbalife is a global nutrition company that has been changing people’s lives with great products since 1980. Our nutrition, weight-management, energy and fitness and personal care products are available exclusively to and through dedicated Herbalife Independent Members in more than 90 countries. We are committed to fighting the worldwide problems of poor nutrition and obesity by offering high-quality products, one-on-one coaching with an Herbalife Member and a community that inspires customers to live a healthy, active life.

We support the Herbalife Family Foundation (HFF) and its Casa Herbalife programs to help bring good nutrition to children in need. We also sponsor more than 190 world-class athletes, teams and events around the globe, including Cristiano Ronaldo, the LA Galaxy and champions in many other sports.

The company has over 8,000 employees worldwide, and its shares are traded on the New York Stock Exchange (NYSE: HLF) with net sales of $4.5 billion in 2015. To learn more, visit Herbalife.com or IAmHerbalife.com.

FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

•	our relationship with, and our ability to influence the actions of, our Members;

•	improper action by our employees or Members in violation of applicable law;

•	adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

•	changing consumer preferences and demands;

•	the competitive nature of our business;

•	regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling market in which we operate;

•	legal challenges to our network marketing program;

•	the consent order entered into with the FTC, the effects thereof and any failure to comply therewith;

•	risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;

•	uncertainties relating to interpretation and enforcement of legislation in China governing direct selling;

•	our inability to obtain the necessary licenses to expand our direct selling business in China;

•	adverse changes in the Chinese economy;

•	our dependence on increased penetration of existing markets;

•	contractual limitations on our ability to expand our business;

•	our reliance on our information technology infrastructure and outside manufacturers;

•	the sufficiency of trademarks and other intellectual property rights;

•	product concentration;

•	our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Member relations and operating results;

•	U.S. and foreign laws and regulations applicable to our international operations;

•	restrictions imposed by covenants in our credit facility;

•	uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;

•	changes in tax laws, treaties or regulations, or their interpretation;

•	taxation relating to our Members;

•	product liability claims;

•	our incorporation under the laws of the Cayman Islands;

•	whether we will purchase any of our shares in the open markets or otherwise; and

•	share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

RESULTS OF OPERATIONS:

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Income

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015

North America	$ 241.0	$ 219.4	$ 753.5	$ 676.1
Mexico	112.8	113.4	341.8	366.2
South and Central America	121.0	138.1	367.9	433.3
EMEA	201.6	182.5	619.0	562.7
Asia Pacific	231.4	224.6	687.1	706.5
China	214.2	224.9	674.1	625.8

Worldwide Net Sales	1,122.0	1,102.9	3,443.4	3,370.6
Cost of Sales (1)	209.1	206.9	658.5	651.6

Gross Profit	912.9	896.0	2,784.9	2,719.0
Royalty Overrides	320.3	304.7	968.9	946.4
Selling, General and Administrative Expenses (2)	441.3	433.1	1,545.2	1,335.0
Other Operating Income (3)	(0.2)	(3.4)	(29.1)	(3.4)

Operating Income	151.5	161.6	299.9	441.0
Interest Expense, net	22.1	24.1	70.1	69.3
Other Expense, net (4)	-	-	-	2.3

Income Before Income Taxes	129.4	137.5	229.8	369.4
Income Taxes	41.7	43.9	69.2	114.8

Net Income	$ 87.7	$ 93.6	$ 160.6	$ 254.6

Weighted Average Shares Outstanding:
Basic	83.1	82.6	83.0	82.5
Diluted	86.4	85.7	86.1	85.1

Earnings Per Share:
Basic	$ 1.06	$ 1.13	$ 1.94	$ 3.09

Diluted	$ 1.01	$ 1.09	$ 1.87	$ 2.99

(1) Cost of Sales includes $0.2 million and $1.9 million of inventory write downs related to Venezuela for the three and nine months ended September 30, 2015, respectively.

(2) Selling, General and Administrative Expenses includes $203 million related to regulatory settlements for the nine months ended September 30, 2016 and $32.9 million pre-tax unfavorable impact related to the remeasurement of Venezuela Bolivar-denominated assets and liabilities at the SIMADI rate for the nine months ended September 30, 2015.

(3) Other Operating Income relates to certain China grant income.

(4) Other Expense, net relates to the impairment of investments in Bolivar-denominated bonds for the nine months ended September 30, 2015.

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	Sep 30, 2016	Dec 31, 2015

ASSETS
Current Assets:
Cash & cash equivalents	$788.3	$889.8
Receivables, net	87.9	69.9
Inventories	371.7	332.0
Prepaid expenses and other current assets	198.0	161.1
Deferred income tax assets	113.5	113.5

Total Current Assets	1,559.4	1,566.3

Property, net	376.2	339.2
Deferred compensation plan assets	30.2	29.3
Other assets	162.2	141.1
Marketing related intangibles and other intangible assets, net	310.1	310.2
Goodwill	94.5	91.8

Total Assets	$2,532.6	$2,477.9

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$86.4	$71.1
Royalty overrides	261.5	249.9
Accrued compensation	126.9	128.8
Accrued expenses	239.3	228.7
Current portion of long-term debt	425.3	229.5
Advance sales deposits	85.0	63.8
Income taxes payable	38.9	52.6

Total Current Liabilities	1,263.3	1,024.4

Non-current liabilities
Long-term debt, net of current portion	1,017.6	1,392.5
Deferred compensation plan liability	48.9	43.6
Deferred income tax liabilities	2.6	0.4
Other non-current liabilities	76.5	70.5

Total Liabilities	2,408.9	2,531.4

Contingencies

Shareholders’ equity (deficit):
Common shares	0.1	0.1
Paid-in capital in excess of par value	462.6	438.2
Accumulated other comprehensive loss	(173.3)	(165.5)
Accumulated deficit	(165.7)	(326.3)

Total Shareholders’ Equity (Deficit)	123.7	(53.5)

Total Liabilities and Shareholders’ Equity (Deficit)	$2,532.6	$2,477.9

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	9/30/2016	9/30/2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$160.6	$254.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.6	72.6
Excess tax benefits from share-based payment arrangements	(5.1)	(1.5)
Share-based compensation expenses	30.3	34.2
Non-cash interest expense	42.0	39.8
Deferred income taxes	(38.4)	(1.5)
Inventory write-downs	16.7	22.3
Foreign exchange transaction gain	(1.4)	(11.9)
Foreign exchange loss and other charges relating to Venezuela	4.4	37.2
Other	(8.2)	8.9
Changes in operating assets and liabilities:
Receivables	(14.6)	(25.1)
Inventories	(56.7)	(3.2)
Prepaid expenses and other current assets	7.0	0.4
Other assets	(1.9)	(16.8)
Accounts payable	17.5	18.3
Royalty overrides	14.1	5.6
Accrued expenses and accrued compensation	11.9	61.7
Advance sales deposits	21.2	23.3
Income taxes	(24.8)	(26.6)
Deferred compensation plan liability	2.7	0.9

NET CASH PROVIDED BY OPERATING ACTIVITIES	249.9	493.2

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(111.9)	(57.5)
Other	4.4	6.2

NET CASH USED IN INVESTING ACTIVITIES	(107.5)	(51.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on senior secured credit facility and other debt	(233.0)	(202.6)
Issuance costs relating to long-term debt	-	(6.2)
Share repurchases	(12.5)	(10.7)
Excess tax benefits from share-based payment arrangements	5.1	1.5
Other	(0.9)	0.1

NET CASH USED IN FINANCING ACTIVITIES	(241.3)	(217.9)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2.6)	(56.2)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(101.5)	167.8
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	889.8	645.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$788.3	$813.2

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited and unreviewed), (All tables provide Dollars in millions, Except per Share Data)

In addition to its reported results and guidance calculated in accordance with GAAP, the company has included in this release adjusted net income and adjusted diluted EPS, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported or forecasted results, in each case calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the company’s operating performance relative to its performance based on reported or forecasted results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the company’s operations and underlying operational performance. The company’s definition of adjusted net income and adjusted diluted earnings per share may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner as the company does and should not be viewed in isolation from nor as alternatives to net income or diluted EPS calculated in accordance with GAAP.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(in millions)

Net (loss) income, as reported	$87.7	$93.6	$160.6	$254.6
Remeasurement, impairment losses and other charges relating to Venezuela (1)(2)	-	1.2	-	38.2
Expenses incurred responding to attacks on the company’s business model (1) (3)	3.1	3.6	10.7	15.0
Expenses related to Regulatory inquiries (1) (4)	3.8	7.6	13.9	16.8
Expenses incurred for the recovery of re-audit expenses (1) (5)	0.2	0.7	3.5	1.2
Foreign exchange loss (gain) from Euro/USD exposure on intercompany balances (1) (6)	-	-	-	(7.4)
Non-cash interest expense and amortization of non-cash issuance costs (1) (7)	11.3	10.9	33.6	31.9
Regulatory settlements (1) (8)	-	-	203.0	-
China grant income (1) (9) (13)	(0.2)	(3.4)	(29.1)	(3.4)
Expenses related to the implementation of the FTC Consent Order (1) (10)	5.3	-	5.3	-
Recovery of defective manufacturing equipment previously impaired (1) (11)	-	(3.1)	-	(3.1)
Income tax adjustments for above items (1) (12)	(6.5)	(3.4)	(69.9)	(21.6)

Net income, as adjusted (13)(14)	$104.7	$107.7	$331.5	$322.1

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items.

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015

Diluted (loss) earnings per share, as reported	$1.01	$1.09	$1.87	$2.99
Remeasurement, impairment losses and other charges relating to Venezuela (1)(2)	-	0.01	-	0.45
Expenses incurred responding to attacks on the company’s business model (1) (3)	0.04	0.04	0.12	0.18
Expenses related to Regulatory inquiries (1) (4)	0.04	0.09	0.16	0.20
Expenses incurred for the recovery of re-audit expenses (1) (5)	-	0.01	0.04	0.01
Foreign exchange loss (gain) from Euro/USD exposure on intercompany balances (1) (6)	-	-	-	(0.09)
Non-cash interest expense and amortization of non-cash issuance costs (1) (7)	0.13	0.13	0.39	0.37
Regulatory settlements (1) (8)	-	-	2.36	-
China grant income (1) (9) (13)	-	(0.04)	(0.34)	(0.04)
Expenses related to the implementation of the FTC Consent Order (1) (10)	0.06	-	0.06	-
Recovery of defective manufacturing equipment previously impaired (1) (11)	-	(0.04)	-	(0.04)
Income tax adjustments for above items (1) (12)	(0.07)	(0.04)	(0.81)	(0.25)

Diluted earnings per share, as adjusted (13)(14)	$1.21	$1.26	$3.85	$3.78

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. As a result, the company’s full year effective tax rate is impacted by these items. When applying the full year effective tax rate to year-to-date income, the company’s year-to-date tax provision recorded with respect to these non-GAAP adjustments is different from the forecasted full-year tax provision impact of these items. As a consequence, adjustments to the year-to-date and quarterly tax impacts will be recorded as the adjusted full year effective tax rate is applied to income in subsequent periods. Additionally, adjustments to items unrelated to these non-GAAP adjustments may have an effect on the income tax impact of these non-GAAP adjustments in subsequent periods. The company plans to update the income tax impact of these items in subsequent interim reporting periods.

(2) Excludes tax impact of $0.9 million and $13.1 million for the three and nine months ended Sept. 30, 2015, respectively.

(3) Excludes tax impact of $1.0 million and $0.8 million for the three months ended Sept. 30, 2016 and 2015, respectively; and $2.9 million and $4.5 million for the nine months ended Sept. 30, 2016 and 2015, respectively.

(4) Excludes tax impact of $1.6 million and $3.0 million for the three months ended Sept. 30, 2016 and 2015, respectively; and $5.3 million and $6.4 million for the nine months ended Sept. 30, 2016 and 2015, respectively.

(5) Excludes tax impact of ($0.1) million and $0.3 million for the three months ended Sept. 30, 2016 and 2015, respectively; and $1.0 million and $0.4 million for the nine months ended Sept 30, 2016 and 2015, respectively.

(6) Excludes tax impact of $0.8 million and $0.2 million for the three and nine months ended Sept. 30, 2015, respectively.

(7) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract. Excludes tax impact of ($0.5) million and ($0.4) million for the three months ended Sept. 30, 2016 and 2015, respectively; and ($1.8) million and ($0.9) million for the nine months ended Sept. 30, 2016 and 2015, respectively.

(8) Excludes tax impact of $2.2 million and $68.7 million for the three and nine months ended Sept. 30, 2016, respectively.

(9) Excludes tax impact of ($8.4) million for the nine months ended Sept. 30, 2016 and ($1.0) million for both the three and nine months ended Sept. 30, 2015.

(10) Excludes tax impact of $2.2 million for both the three and nine months ended Sept. 30, 2016.

(11) Excludes tax impact of ($1.1) million for both the three and nine months ended Sept. 30, 2015.

(12) Aggregates the individual tax impacts of each item as described in greater detail in footnotes 2-11 above. Amounts may not total due to rounding.

(13) Prior year amounts have been updated for comparative purposes to adjust for China grant income recognized in 2015.

(14) Amounts may not total due to rounding.

The following is a reconciliation of diluted earnings per share guidance, presented in accordance with U.S. generally accepted accounting principles, to adjusted diluted earnings per share guidance for certain items.

	Three Months Ending December 31, 2016	Twelve Months Ending December 31, 2016

Diluted EPS Guidance	$0.90 - $1.10	$2.77 - $2.97
Expenses incurred responding to attacks on the company’s business model (1)	0.04	0.16
Expenses related to Regulatory inquiries (2)	-	0.16
Expenses incurred for the recovery of re-audit fees (3)	0.02	0.06
Award amount in connection with the re-audit (4)	(0.34)	(0.34)
Non-cash interest expense and amortization of non-cash issuance costs (5)	0.13	0.52
Regulatory settlements (6)	-	2.35
China Grant Income (7)	-	(0.34)
Expenses related to the implementation of the FTC order (8)	0.05	0.11
Income tax adjustments for above items (9)	0.00	(0.80)

Adjusted Diluted EPS Guidance (10)	$0.80 - $1.00	$4.65 - $4.85

(1) Excludes tax impact of $0.9 million and $3.9 million for the three and twelve months ended December 31, 2016, respectively.

(2) Excludes tax impact of $3.8 million for the twelve months ending December 31, 2016.

(3) Excludes tax impact of $0.5 million and $1.5 million for the three and twelve months ended December 31, 2016, respectively.

(4) This includes the amount awarded to the Company for approximately $30 million in connection with the re-audit of the Company’s 2010 to 2012 financial statements. Excludes tax impact of $4.5 million for both the three and twelve months ended December 31, 2016.

(5) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract. Excludes tax impact of $1.8 million for the three months ended December 31, 2016.

(6) Excludes tax impact of $0.5 million and $69.2 million for the three and twelve months ending December 31, 2016, respectively.

(7) Excludes tax impact of $0.0 million and ($8.4) million for the three and twelve months ending December 31, 2016, respectively.

(8) Excludes tax impact of $1.4 million and $3.7 million for the three and twelve months ending December 31, 2016, respectively.

(9) Aggregates the individual tax impacts of each item as described in greater detail in footnotes 1-8 above.

(10) Amounts may not total due to rounding.

The following is a reconciliation of diluted earnings per share guidance, presented in accordance with U.S. generally accepted accounting principles, to adjusted diluted earnings per share guidance for certain items.

Twelve Months Ending December 31, 2017

Diluted EPS Guidance (1)	$3.95 - $4.35
Expenses incurred responding to attacks on the company’s business model (2)	0.06
Non-cash interest expense and amortization of non-cash issuance costs (3)	0.50
Expenses related to the implementation of the FTC order (4)	0.12
Income tax adjustments for above items (5)	(0.03)

Adjusted Diluted EPS Guidance (6)	$4.60 - $5.00

(1) Excludes the potential ongoing tax effects from the exercise of equity awards that will impact our tax rate beginning fiscal year 2017 due to a recently issued Stock Compensation accounting standard.

(2) Excludes tax impact of $1.5 million for the twelve months ending December 31, 2017.

(3) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract.

(4) Excludes tax impact of $3.0 million for the twelve months ending December 31, 2017.

(5) Aggregates the individual tax impacts of each item as described in greater detail in footnotes 2-3 above.

(6) Amounts may not total due to rounding.